Exhibit 99.1
Celebrate Express, Inc. Updates Fiscal 2006 Guidance and Announces CEO Resignation
KIRKLAND, WA —(BUSINESS WIRE)—February 15, 2006—Celebrate Express, Inc. (Nasdaq:BDAY), a leading e-commerce provider of consumer celebration products, today announced updated revenue and earnings guidance for the fiscal year ending May 31, 2006.
While the Company has continued to experience strong consumer demand, increased distribution center costs and higher outbound freight costs result in decreased earnings guidance for fiscal 2006.
As a result of delays in the automation of the Company’s distribution center, the Company now expects to incur higher costs than originally anticipated in the fulfillment area through the remainder of the fiscal year. The Company expects that more revenue than originally anticipated will move into the fourth fiscal quarter due to order backlogs. Continued increases in fuel surcharges and third-party carrier rates have also contributed to higher outbound shipping costs. Effective March 1, 2006, the Company will moderately increase shipping rates charged to customers to reduce the impact of outbound freight cost increases. As a result of these events, the Company expects to incur a loss in the third fiscal quarter ended February 28, 2006.
Financial Guidance
The following forward-looking statements reflect Celebrate Express’ expectations as of February 15, 2006. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and numerous other factors. See Forward-Looking Statements below.
Management’s expectations for the full fiscal year ending May 31, 2006 are as follows:
•	Net sales are expected to be between $86 million and $88 million.

•	Net Income is expected to be in the range of $0.27 to $0.30 per diluted share

•	Pro-forma net income, defined as: Net income under generally accepted accounting principles excluding severance and related costs and the applicable income tax impact (with estimated impact of $.10 per diluted share), is expected to be in a range of $0.37 to $0.40 per diluted share.

•	Weighted average diluted shares outstanding are expected to be approximately 8.0 million.

Exhibit 99.1

Resignation of CEO
The Company today announced that Mike Jewell resigned as chief executive officer and chairman of the board of directors of Celebrate Express, Inc., effective February 9, 2006, for personal reasons. Mr. Jewell will remain with the Company as a consultant and advisor to assist the Company through a transition to a new chief executive officer. Mr. Jewell will initially serve in such role on a full-time basis. Mr. Jewell will also remain on the Company’s board of directors.
Darin White, the Company’s vice president, finance, will assume the responsibilities of chief executive officer while the board of directors searches for a permanent replacement.
Jean Reynolds, lead independent director commented, “We appreciate Mike Jewell’s many contributions to the Company and wish him well in his future endeavors. We are fortunate to have an executive of Darin White’s caliber, who can assume the role of acting CEO and continue to execute on the Company’s strategy while we search for a permanent replacement. Our search for a new CEO will focus on candidates with proven track records of executing programs that drive growth, strengthen brands and reduce costs across growing enterprises.”
The Company has an active search underway for a new chief executive officer and expects to fill this position in a permanent capacity over the coming months.
Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs and fulfill orders, competition from other retailers, the strength of our brands, and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended May 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About Celebrate Express, Inc.
Celebrate Express is a leading e-commerce provider of celebration products. The Company currently operates three business to consumer brands: Birthday Express, which markets children’s party products; Storybook Heirlooms, which offers girls’ special occasion and specialty apparel; and Costume Express, which markets costumes and matching accessories. The Company utilizes its branded Web sites, BirthdayExpress.com, Storybook.com and CostumeExpress.com, complemented by branded catalogs to offer products as complete coordinated solutions. The

Exhibit 99.1

Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.CelebrateExpress.com.

CONTACT: Celebrate Express, Inc.

Katie Manning
425-250-1064 x136
katiem@celebrateexpress.com